ASSIGNMENT AND ASSUMPTION AGREEMENT

                            Dated as of July 10,2000
                                      AMONG

                       PACIFIC CENTURY CYBERWORKS LIMITED,

                          CABLE & WIRELESS HKT LIMITED

                                       AND

                                 CITIBANK, N.A.

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            ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of the 10th day of
July, 2000, among PACIFIC CENTURY CYBERWORKS LIMITED, a company incorporated under the laws of Hong Kong, SAR ("PCCW"), CABLE & WIRELESS HKT Limited (flkla Hong Kong Telecommunications Limited), a company organized and existing under the laws of Hong Kong, SAR ("HKT'), and Citibank, N.A., a national banking association organized under the laws of the United States of America (the "Depositary");

            WHEREAS, HKT, the Depositary and holders from time to time of HKT American depositary receipts are parties to that certain Deposit Agreement dated as of December 6, 1996 (the "Original Deposit Agreement");

            WHEREAS, as of the date of effectiveness of the Scheme between HKT and the holders of HKT Shares (the "Effective Date"), HKT will become a wholly-owned subsidiary of the Doncaster Group Limited, which is an indirect wholly-owned subsidiary of PCCW;

            WHEREAS, pursuant to the Scheme, (i) all of the outstanding HKT Shares are being cancelled on the Effective Date in exchange for shares, par value HKSO.05 per share, of PCCW ("Shares") and/or cash and (ii) accordingly all of the HKT Shares deposited pursuant to the Original Deposit Agreement and held by the Depositary's nominee as of the Scheme Record Date are being replaced by the appropriate number of Shares (after giving effect to any cash consideration paid to holders of HKT ADRs);

            WHEREAS, HKT and PCCW desire that, effective on the Effective Date, PCCW shall assume the obligations of HKT under the Original Deposit Agreement and desire in furtherance thereof to amend and restate the Original Deposit Agreement in the form set forth in Exhibit A hereto (as so amended and restated as specified in Section 1.2 hereof, the "Deposit Agreement");

            WHEREAS, Section 6.01 of the Original Deposit Agreement provides that the form of Receipts and any provisions of the Original Deposit Agreement may be amended by agreement between HKT and the Depositary in any respect which they may deem necessary or desirable without the consent of the Holders;

            WHEREAS, the Depositary is willing to act as the Depositary for the ADR facility upon the terms set forth in the Deposit Agreement as amended and restated hereby;

            WHEREAS, all things necessary to make this Assignment and Assumption Agreement a valid and binding agreement according to its terms have been done;

            NOW, THEREFORE, THIS ASSIGNMENT AND ASSUMPTION AGREEMENT WITNESSETH that, for and in consideration of the premises and of the covenants contained in the Deposit Agreement and in this Assignment and Assumption Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:


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                                   ARTICLE 1.

                      ASSUMPTION; AMENDMENT AND RESTATEMENT

      Section 1.1. Assignment and Assumption of Obligations by PCCW. Effective on the Effective Date, (a) HKT does hereby assign all of its rights, duties and obligations under the Original Deposit Agreement to PCCW, and (b) PCCW, the successor in interest ofHKT, does hereby expressly assume the rights, duties and obligations of HKT under the Original Deposit Agreement. Thereafter, HKT shall have no further rights, and shall be relieved of all duties and obligations, under the Original Deposit Agreement.

      Section 1.2. Amendment and Restatement. In furtherance of the assignment and assumption pursuant to Section 1.1 above, effective on the Effective Date, the Original Deposit Agreement shall be replaced, superseded and restated in its entirety in the form attached hereto as Exhibit A, with such further amendments as PCCW and the Depositary may agree, and the "Deposit Agreement" shall mean the Deposit Agreement as so amended and restated; provided that, any amendment which shall prejudice any substantial existing rights of Holders of HKT ADSs shall not become effective as to outstanding Receipts until the later of the Effective Date and ninety days after notice is given thereof.

      Section 1.3. Issuance of PCCW ADSs. Effective on the Effective Date, PCCW hereby authorizes Citibank, N.A., as Depositary, to issue Receipts in connection with the consummation ofPCCW's offer to acquire the entire issued share capital ofHKT pursuant to the Scheme (the "Offer") and from time to time thereafter in accordance with the terms and conditions of the Deposit Agreement as amended and restated.

                                   ARTICLE 2.

                                  TERMINATION

      Section 2.1. Termination. Upon the termination, expiration or withdrawal of the Offer by PCCW, or if the Offer shall lapse in the circumstances set forth in the Composite Document relating to the Offer, dated May 26, 2000, this Assignment and Assumption Agreement and the amended and restated Deposit Agreement shall terminate, and the Original Deposit Agreement shall continue in full force and effect.

                                   ARTICLE 3.

                            MISCELLANEOUS PROVISIONS

      Section 3.1. Further Assurances. PCCW will, upon request by the Depositary, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Assignment and Assumption Agreement.


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      Section 3.2. Other Terms of the Deposit Agreement. Subject to the
amendment and restatement and the assignment and assumption provided for in
Article 1 hereof, the Deposit Agreement shall continue in full force and effect in accordance with the provisions thereof and the Deposit Agreement as amended and restated is in all respects hereby ratified and confirmed.

      Section 3.3. Terms Defined. Except as otherwise expressly stated herein, all terms defined elsewhere in the Deposit Agreement shall have the same meanings when used herein.

      Section 3.4. Governing Law. This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in such state.

      Section 3.5. Multiple Counterparts. This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original for all purposes, but all such counterparts shall together be deemed to constitute but one and the same instrument.


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            IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed, all as of the day and year first above written.

                                                 PACIFIC CENTURY CYBERWORKS
                                                 LIMITED


                                                 By: /s/ Yuen Tin Fan, Francis
                                                     ---------------------------
                                                     Name: Yuen Tin Fan, Francis
                                                     Title: Deputy Chairman


                                                 CABLE & WIRELESS HKT LIMITED


                                                 By: /s/ Donald J. Hess
                                                     ---------------------------
                                                     Name: Donald J. Hess
                                                     Title: Company Secretary


                                                 CITIBANK, N.A.,
                                                 as Depositary


                                                 By: /s/ Susan A. McFarland
                                                     ---------------------------
                                                     Name: Susan A. McFarland
                                                     Title: Vice President


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